SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities

Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2013

Vermillion, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-34810

Delaware	33-059-5156
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

12117 Bee Caves Road Building Three, Suite 100, Austin, TX 78738

(Address of principal executive offices, including zip code)

512.519.0400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)

On December 17, 2013, Vermillion, Inc. (the  “Company”) issued a press release announcing the appointment of Marian E. Sacco as its Senior Vice President of Sales and Marketing and Chief Commercial Officer, effective as of December 16, 2013. A copy of the Company’s press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Prior to joining the Company, Ms. Sacco, age 59, worked as Principal at MES Consulting (“MES”), a business strategy, commercialization and organization consulting firm, beginning in 2007.   At MES, Ms. Sacco’s clients included the Company; pregnancy and maternity management companies  Materna Medical, Sera Prognostics and Artemis (now Verinata); and Atossa Genetics, a Clinical Laboratory Improvement Amendments (CLIA) laboratory involved in both molecular and traditional breast health and cancer tests.

Prior to consulting, Ms. Sacco served as Senior Vice President, Sales & Marketing from 1997 to 2007 in Maternity Management as a SVP at Adeza BioMedical (now part of Hologic, Inc.), a women’s healthcare medical technology company.  Ms. Sacco‘s responsibilities at Adeza included overseeing the strategic and day-to-day leadership team in the marketing and sales of a test to aid in the management of preterm births. Prior to Adeza, Sacco served in management roles at Behring Diagnostics, Chiron Diagnostics/Ciba Corning Diagnostics and Centocor Diagnostics. Sacco holds a Master’s degree in Radiopharmaceutical Sciences from Northeastern University and Bachelors of Science in Chemistry/Biology from Marietta College.

There are no family relationships between Ms. Sacco and any of the Company’s directors or executive officers.

Pursuant to the terms of an employment agreement (the “Employment Agreement”) between the Company and Ms. Sacco, effective as of December 16, 2013, the Company will pay Ms. Sacco an annual base salary of $225,000. In addition, Ms. Sacco will be eligible for a bonus of up to forty percent (40%) of her base salary for achievement of reasonable Company and individual performance-related goals to be defined by the Company’s Chief Executive Officer or Board of Directors. In the event Ms. Sacco is terminated without cause or for good reason (as these terms are defined in the employment agreement) at any time following June 16, 2014, and she complies with certain requirements (including non-competition and non-solicitation covenants), she is entitled to receive: (i) continued payment of her base salary as then in effect for a period of nine months following the date of termination; (ii) immediate, accelerated vesting of 50% of any unvested options previously granted by the Company to her, in addition to a 24-month period after termination to exercise any and all of her vested options to purchase the Company’s common stock (subject to earlier expiration at the end of the option’s original term); and (iii) continued health and dental benefits through COBRA premiums paid by the Company until the earlier of nine months after termination or the time that Ms. Sacco obtains employment with reasonably comparable or greater health and dental benefits. Additionally, if Ms. Sacco’s employment is terminated without cause or for good reason within the 12-month period following a change of control (as the term is defined in the Employment Agreement), then, in addition to the severance obligations due to Ms. Sacco as described above, 50% of any then-unvested options to purchase Company common stock previously granted by the Company will vest upon the date of such termination.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Option Grant to New Senior Vice President of Sales and Marketing and Chief Commercial Officer

On December 16, 2013, the Board granted Ms. Sacco an option to purchase 125,000 shares of Company common stock. One quarter of the options vest on December 16, 2014, and the remaining options will vest in equal monthly installments thereafter.

Item 9.01Financial Statements and Exhibits.

(d)         Exhibit No.Description.

10.1Employment Agreement between Vermillion, Inc. and Marian Sacco, dated December 16, 2013

99.1Press Release dated December 17, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vermillion, Inc.
Date: December 17, 2013	By:/s/ Eric J. Schoen
Name: Eric J. Schoen
Title: Vice President, Finance and Chief Accounting Officer

EXHIBITS INDEX

Exhibit No.Description

10.1Employment Agreement between Vermillion, Inc. and Marian Sacco, dated December 16, 2013

99.1Press Release dated December 17, 2013